Exhibit 10.2
WAIVER BY SENIOR EXECUTIVE OFFICER
In consideration for the benefits I will receive as a result of BancTrust Financial Group, Inc.’s participation the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer or its affiliates for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.
I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plan, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of BancTrust Financial Group, Inc. acquired through the TARP Capital Purchase Program.
This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise received, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.
Dated: December 19, 2008

[Name]
[Title]
BancTrust Financial Group, Inc.